Supplement No. 1 Dated June 9, 2014 (To Prospectus dated April 29, 2014)	Rule 424(b)(3) Registration No. 333- 189337

DELMAR PHARMACEUTICALS, INC.

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated April 29, 2014 (“Prospectus”), of DelMar Pharmaceuticals, Inc. This Supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus.

The information included in this Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

See “Risk Factors” beginning on page 2 of the prospectus dated April 29, 2014, for risk factors and information you should consider before you purchase shares.

Recent Developments

On June 6, 2014, pursuant to an election to exercise warrants agreement the Company reduced the warrant exercise price from $0.80 to $0.65 per share on Investor Warrants to purchase 3,652,211 shares of the Company’s common stock and in accordance with the agreement, the holders of such Investor Warrants exercised the Investor Warrants for cash at the foregoing reduced exercise price.

The selling stockholders who exercised their Investor Warrants at the reduced exercise price of $0.65 pursuant to the foregoing consisted of the following:

	Number of Investor Warrants Exercised	Number of Investor Warrants Remaining

Howard K. Fuguet	1,000,000	0
Justin K. McCormick	125,000	0
Robert Mike Newsome	625,000	0
John C. Ramsay	183,750	0
Renald & Catherine C. Anelle	118,461	81,539
William R. Lefever	287,000	0
DCG & T TTEE FBO Howard K. Fuguet IRA	250,000	0
DCG & T TTEE FBO David King IRA	83,750	0
Lawrence Grossbard	38,000	210,125
Richard Grossbard	93,750	93,750
William C. Stone & Megan N. Williams	85,000	25,000
DCG & T TTEE FBO Raymond Coppede R/O IRA	125,000	125,000
William C. & Debra B. Purdon	45,000	0
DCG & T TTEE FBO William C. Stone SEP IRA	97,500	0
Ralph D. Bias	125,000	0
James W. Fugate	120,000	5,000
Joseph B. Byrum	250,000	0